UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

GRAFTECH INTERNATIONAL LTD.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GrafTech Regains Compliance with NYSE Continued Listing Standards

BROOKLYN HEIGHTS, Ohio – August 4, 2025 – GrafTech International Ltd. (NYSE: EAF) (“GrafTech”, the “Company”, “we” or “our”) announced today that it received written notification from the New York Stock Exchange (the “NYSE”) that it has regained compliance with the NYSE’s continued listing standards criteria of a minimum share price as set forth in Section 802.01C of the NYSE Listed Company Manual (“Section 802.01C”).

As announced on April 15, 2025, the NYSE notified GrafTech that it was not in compliance with the NYSE’s continued listing standards because the average closing price of the Company’s common stock per the notice was less than $1.00 per share over the consecutive 30 trading-day period ended April 14, 2025.

On August 1, 2025, the Company received confirmation from the NYSE that, as of July 31, 2025, the Company’s common stock had a closing share price of at least $1.00 and the Company had maintained an average closing share price of at least $1.00 over the 30 trading-day period ending on that date. Accordingly, the Company’s shares are no longer considered to be below the minimum share price requirement of Section 802.01C and, as a result, the Company has regained compliance with the NYSE continued listing standards and will continue to be traded on the NYSE.

As announced on July 11, 2025, GrafTech’s Board of Directors (the “Board”) called a Special Meeting of Stockholders of GrafTech (the “Special Meeting”) to be held on Thursday, August 14, 2025. At the Special Meeting, GrafTech stockholders of record will be asked to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to, at the discretion of the Board, effect a reverse stock split with respect to the Company’s common stock to further support the Company’s ability to comply with the NYSE continued listing standards. The Company intends to proceed with the Special Meeting and is committed to remaining listed on the NYSE.

About GrafTech

GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.

Cautionary Note Regarding Forward‑Looking Statements

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, future economic performance and short-term and long-term liquidity. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: risks and uncertainties associated with our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition; and our ability to continue to meet NYSE continued listing standards. These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material with respect to the Special Meeting and the proposal submitted to the Company’s stockholders for consideration at the Special Meeting. In connection with the Special Meeting, the Company filed proxy materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement and a definitive proxy statement. Stockholders of the Company are urged to read all relevant documents filed with the SEC, including the definitive proxy statement filed in connection with the Special Meeting, because they contain important information about the Special Meeting and the proposal. Stockholders may obtain such documents free of charge at the SEC’s website at www.sec.gov, or free of charge by directing a request to MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, by telephone at (800) 322-2885 (toll-

free from the U.S. or Canada) or +1-212-929-5500 from other countries, or via email: proxy@mackenziepartners.com.

Contacts:
Michael Dillon
216-676-2000
investor.relations@graftech.com